Exhibit 99.1

CU BANCORP ANNOUNCES FINANCIAL RESULTS

FOR THIRD QUARTER 2012

Encino, CA, November 14, 2012 – CU Bancorp (NASDAQ: CUNB), the parent company of wholly owned California United Bank, today reported financial results for the third quarter of 2012. The results for the quarter reflect two months of combined operations with Premier Commercial Bancorp and its subsidiary Premier Commercial Bank, N.A. (collectively “PCB”), which were merged into CU Bancorp and California United Bank, respectively, on July 31, 2012, and include two significant non-recurring items:

•	Merger-related expenses totaling $2.5 million

•	Interest rate derivatives gains of $252 thousand

For the third quarter of 2012, CU Bancorp reported a net loss of $932 thousand, or $0.10 per share, which compares to net income of $601 thousand, or $0.09 per fully diluted share, for the third quarter of 2011.

Third Quarter 2012 Highlights

•	Pre-tax earnings before merger-related expenses increased by 6.5 percent to $1.13 million compared to $1.06 million in the third quarter of 2011

•	Total assets were $1.27 billion at September 30, 2012, an increase of $360 million or 40 percent from June 30, 2012

•	Total loans increased $306 million or 63 percent from June 30, 2012 which includes net organic loan growth of $51.0 million, or 10 percent from the end of the prior quarter

•	Net interest margin increased to 3.57% compared to 3.37% for the prior quarter

•	Total deposits grew $302 million or 38 percent from June 30, 2012 including net organic deposit growth of $24.2 million, or 3 percent from the end of the prior quarter

•	Net charge-offs declined to $44 thousand for the third quarter of 2012, compared to $563 thousand for the second quarter of 2012

•

Continued status as well-capitalized, the highest regulatory category. At September 30, 2012, the ratio of total capital to risk-based assets was 12.24 percent; the ratio of Tier 1 capital to risk-based assets was 11.43 percent and the Tier 1 leverage ratio was 10.01 percent.

“We had a very eventful quarter, highlighted by the completion of our merger with Premier Commercial Bancorp, surpassing $1 billion in total assets, and preparing for our listing on the Nasdaq Capital Market,” said David Rainer, President and Chief Executive Officer of CU Bancorp and California United Bank. “We have had a very smooth integration of PCB’s operations and the systems conversion was completed less than a month after the date of acquisition. With the conversion, integration and majority of merger expenses already behind us, we are now well positioned to realize the positive revenue and cost synergies inherent in this merger in the fourth quarter of 2012 and full year 2013.

“In addition to the significant events in the quarter, we continued to effectively execute on our business development initiatives, which helped generate a $51.0 million organic increase in our total loans. This loan growth was driven by the combination of existing borrowers expanding their lending relationships with CUB and the addition of new commercial and entrepreneurial customers who value the customized products and services that we offer and our commitment to exceptional customer service.

“Our business development pipeline reflects continued loan demand in the sectors we serve, which is likely to result in sustained growth in total loans and deposits going forward. We are pleased with the initial impact of the merger on our net interest margin which increased by 20 basis points in third quarter. In addition, following our recent designation as a preferred SBA lender, we expect SBA loan production and the related gains on sale to provide another driver of revenue growth in 2013. This is an exciting time for the Company and we have a lot of positive momentum that we believe will translate into increased value for our shareholders in the future,” said Mr. Rainer.

Third Quarter 2012 Summary Results

Net Income (Loss)

Net loss was $932 thousand for the third quarter of 2012, compared with net income of $525 thousand for the second quarter of 2012. The primary driver of the net loss in the third quarter of 2012 was an increase in merger-related expense to $2.5 million, of which $754 thousand was not tax deductible. This compares with $190 thousand of merger related expense for the second quarter of 2012.

Net Interest Income and Net Interest Margin

Net interest income before the provision for loan losses totaled $9.8 million for the third quarter of 2012, an increase of $2.9 million or 42 percent over the third quarter of 2011. The increase was primarily driven by the increase in average loans following the merger with PCB and net organic loan growth.

Net interest income before the provision for loan losses increased $2.8 million or 41 percent from the second quarter of 2012. The increase was primarily driven by the increase in average assets following the merger with PCB.

The Bank’s net interest income was positively impacted in both the second and third quarters of 2012 by the recognition of the discount earned on early payoffs of acquired loans. The Bank recorded $214 thousand and $193 thousand in discount earned on early loan payoffs of acquired loans in the second and third quarters of 2012, respectively.

Net interest margin in the third quarter of 2012 was 3.57 percent, compared to 3.61 percent in the third quarter of 2011 and 3.37 percent in the second quarter of 2012. The increase in net interest margin from the second quarter of 2012 is primarily attributable to a higher percentage of loans in the mix of interest-earning assets.

The Company’s average yield on loans was 5.59 percent in the third quarter of 2012, compared to 5.56 percent in the second quarter of 2012. The increase was primarily attributable to the accretable yield recognized on PCB loans marked to fair value at the time of the merger, which positively impacts interest income.

The Company’s cost of funds was 0.24 percent in the third quarter of 2012 compared to 0.12 percent for the second quarter of 2012. The increase was primarily attributable to the addition of PCB’s higher-cost deposit base.

Going forward, the Company expects its liquidity to support a strategy of reduction in out of market certificate of deposits acquired from PCB and repricing of higher-cost non-relationship deposits, which should have a positive impact on net interest margin.

Non-interest Income

Non-interest income was $1.2 million in the third quarter of 2012, an increase of $540 thousand or 84 percent from $645 thousand in the same quarter of the prior year. The increase is primarily due to $252 thousand in non-recurring derivative gains resulting from favorable moves in interest rates during the two months in which interest rate loan swaps inherited from the merger with PCB were transitioning to hedge accounting on CU Bancorp’s balance sheet. In addition, the organic growth in the number and balances of the Bank’s deposits during the twelve month period contributed to increases in deposit account service charge income.

Non-interest income in the third quarter of 2012 was $433 thousand or 58 percent more than the second quarter of 2012. The increase was primarily due to the $252 thousand in non-recurring derivative gains and growth in deposits discussed above.

Non-interest Expense

Non-interest expense for the third quarter of 2012 was $11.8 million, an increase of $5.4 million or 83 percent from $6.5 million for the same period of the prior year. The increase was primarily attributable to the increased scale of the Company following the merger with PCB, as well as $2.5 million in non-recurring merger-related expenses incurred during the third quarter of 2012.

Non-interest expense for the third quarter of 2012 increased by $5.6 million or 89 percent from the second quarter of 2012. The increase was primarily attributable to the increased scale of the Company following the merger with PCB, as well as a $2.3 million increase in non-recurring merger-related expenses.

Balance Sheet

The following table illustrates the contribution of PCB to CU Bancorp’s consolidated balance sheet as of September 30, 2012 and the organic growth generated during the third quarter of 2012 (dollars in thousands):

	CU Bancorp Consolidated 9/30/12	PCB 9/30/12	Organic (Consolidated minus PCB)	California United Bank 6/30/12	Organic Change
Gross loans	$794,512	$255,307	$539,205	$488,243	10.4%
Total deposits	$1,096,816	$278,271	$818,545	$794,355	3.0%

As a result of the merger, CU Bancorp was required to record the PCB assets and liabilities at fair value as of the July 31, 2012 acquisition date in accordance with the acquisition method of accounting. Accordingly, PCB’s loan portfolio was recorded at fair value, which resulted in a total discount of approximately $14.5 million, or 5.0% of aggregate gross loans acquired. These adjustments are current as of the date of this announcement, but subject to changes as additional information is obtained and estimates are further refined.

Approximately $12.3 million of the fair value discount on the PCB loan portfolio will be accreted into interest income over time. As of September 30, 2012, approximately $12.1 million of the fair value discount on the PCB loan portfolio remained to be accreted into interest income.

Assets

Total assets at September 30, 2012 were $1.27 billion, an increase of $476 million or 60 percent from September 30, 2011 and an increase of $360 million or 40 percent from June 30, 2012, primarily resulting from the merger with PCB and organic growth in total deposits. The assets acquired from PCB on July 31, 2012 totaled $397 million.

Loans

Total loans were $795 million at September 30, 2012, an increase of $306 million or 63 percent from $488 million at the end of the prior quarter. This also represents an increase of $329 million or 71 percent from September 30, 2011. The increase in total loans from the end of the prior quarter was primarily attributable to the merger with PCB.

Excluding the impact of PCB, total loans increased $51.0 million or 10.4 percent from June 30, 2012. The increase was primarily due to growth in the non-owner occupied commercial real estate and the commercial and industrial portfolios.

Deposits

Total deposits at September 30, 2012 were $1.10 billion, an increase of $302 million or 38 percent from June 30, 2012. This also represents an increase of $425 million or 63 percent from September 30, 2011. The growth in total deposits from the end of the prior quarter primarily reflects the merger with PCB.

Excluding the impact of PCB, total deposits increased $24.2 million or 3.0 percent from June 30, 2012. The increase was primarily due to the inflow of deposits from existing commercial customers.

Non-interest bearing deposits at September 30, 2012 were $526 million, an increase of $79 million or 18 percent from June 30, 2012. Non-interest-bearing deposits represented 48 percent of total deposits at September 30, 2012, down from 56 percent at the end of the prior quarter. The decrease is attributable to the addition of PCB’s deposit base, which was more heavily concentrated in money market deposits. Cost of deposits for the 3rd quarter 2012 was 0.18 percent compared with 0.11 percent for the prior quarter and 0.16 percent for the 3rd quarter 2011.

Asset Quality

Total non-performing assets were $13.5 million, or 1.07 percent of total assets at September 30, 2012, compared with $8.9 million, or 0.98 percent of total assets, at June 30, 2012. The increase is due to non-performing assets added through the PCB merger. Approximately $7.2 million of the total non-performing assets at September 30, 2012 were acquired loans that were reduced to their fair value at the time of acquisition.

Of the total non-performing assets at September 30, 2012, the other real estate owned category consisted of one commercially zoned vacant lot located in Los Angeles County, which is being carried on the books at $3.1 million, the estimated fair value less costs of disposition. The Bank has entered into a long-term escrow for the sale of this property, which is expected to generate net sale proceeds that approximate the net carrying value of the property. A deposit from the buyer has been credited to the Bank in escrow. The sale of the property is expected to be completed in mid-2013.

Total nonaccrual loans were $10.4 million, or 1.31 percent of total loans, at September 30, 2012, compared with $5.8 million, or 1.18 percent of total loans, at June 30, 2012. The increase is primarily due to nonaccrual loans added through the PCB merger. Excluding acquired loans, total nonaccrual loans were $3.2 million, or 0.40 percent of total loans, at September 30, 2012, down from $3.4 million, or 0.70 percent of total loans, at June 30, 2012.

During the third quarter of 2012, the Company recorded net charge-offs of $44 thousand, compared with net charge-offs of $563 thousand during the second quarter of 2012 and a net recovery of $685 thousand for the third quarter of 2011.

The Bank recorded a loan loss provision of $521 thousand for the third quarter of 2012. The provision was primarily attributable to the organic growth in the loan portfolio during the quarter.

The allowance for loan losses as a percentage of loans (excluding acquired loans that have been marked to fair value) was 1.61 percent at September 30, 2012, compared with 1.67 percent at June 30, 2012. The decrease in the allowance for loan losses as a percentage of loans reflects general improvement in loan quality and the low level of losses.

Capital

CU Bancorp remained well capitalized at September 30, 2012 with Total Risk Based Capital and Tier 1 Risk Based Capital ratios of 12.24 percent and 11.43 percent, respectively. All of the Bank’s capital ratios are above minimum regulatory standards for “well capitalized” institutions.

September 30, 2012	Minimum Capital to Be Considered “Well-Capitalized”	CU Bancorp
Total Risk-Based Capital Ratio	10 percent	12.24 percent
Tier 1 Risk-Based Capital Ratio	6 percent	11.43 percent
Tier 1 Leverage Capital Ratio	5 percent	10.01 percent

At September 30, 2012, tangible common equity was $109.4 million with common shares issued and outstanding of 10,761,000 as of the same date, resulting in tangible equity book value per common share of $10.17. This compares to tangible common equity of $75.2 million with a tangible equity book value per common share of $10.85 at June 30, 2012. The decrease in tangible equity book value per common share from the prior quarter is due to the dilutive impact of the PCB merger.

About CU Bancorp and California United Bank

CU Bancorp is the parent of California United Bank, which recently celebrated the seventh anniversary of its opening. California United Bank provides a full range of financial services, including credit and deposit products, cash management, and internet banking to businesses, non-profits, entrepreneurs, professionals and high net worth individuals throughout Southern California from offices in the San Fernando Valley, the Santa Clarita Valley, the Conejo Valley, Simi Valley, Los Angeles, South Bay, and Orange County. To view CU Bancorp and California United Bank’s most recent financial information, please visit the Investor Relations section of the Bank’s Web site. Information on products and services may be obtained by calling (818) 257-7700 or visiting the Bank’s Web site at www.cunb.com.

FORWARD-LOOKING STATEMENTS

This news release (including the exhibits hereto) contains forward-looking statements about CU Bancorp (the “Company”) and its subsidiary California United Bank , for which the Company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plan and expectations regarding future operating results. Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the Companys possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) difficult and adverse conditions in the global and domestic capital and credit markets and the state of California, (2) timing of system conversions, delays and difficulties in integrating or other consequences associated with mergers and acquisitions, (3) significant costs or changes in business practices required by new banking laws or regulations such those related to Basel III, (4) continued weakness in general business and economic conditions, which may affect, among other things, the level of growth, income, non-performing assets, charge-offs and provision expense, (5) changes in market rates and prices which may adversely impact the value of financial products, (6) changes in the interest rate environment and market liquidity which may reduce interest margins and impact funding sources, (7) increased competition in the Company’s markets, (8) changes in the financial performance and/or condition of the Company’s borrowers, (9) increases in Federal Deposit Insurance Corporation premiums due to market developments and regulatory changes, (10) earthquake, fire, pandemic or other natural disasters, (11) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies, (12) international instability, downgrading or defaults on sovereign debt, including that of the United States of America or increased oil prices, (13) additional downgrades of securities issued by U.S. government sponsored or supported entities such as Fannie Mae and Freddie Mac, (14) the impact of the Dodd-Frank Act, (15) the impact of the expiration of the Temporary Account Guarantee Program on December 31, 2012 on the Company’s deposit balances and deposit mix, (16) the effect of U.S. federal government debt, budget and tax matters, and (17) the success of the Company at managing the risks involved in the foregoing.

Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance, including the factors that influence earnings.

For a more complete discussion of these risks and uncertainties, see California United Bank’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, and its Annual Report on Form 10-K for the year ended December 31, 2011, particularly Part I, Item 1A, titled “Risk Factors.”

Investor Relations Contacts:

California United Bank

David Rainer, Chairman, President and CEO, 818-257-7776

Karen Schoenbaum, Chief Financial Officer, 818-257-7700

CU BANCORP

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30, 2012	June 30, 2012	December 31, 2011	September 30, 2011
	Unaudited	Unaudited	Audited	Unaudited
ASSETS
Cash and due from banks	$24,091	$13,634	$13,515	$15,864
Interest earning deposits in other financial institutions	240,801	252,627	120,715	146,804

Total Cash and Cash Equivalents	264,892	266,261	134,230	162,668
Certificates of deposit in other financial institutions	25,343	23,428	35,144	29,512
Investment securities available-for-sale, at fair value	120,628	102,800	114,091	107,268
Loans	794,512	488,243	489,260	465,055
Allowance for loan loss	(7,806)	(7,329)	(7,495)	(6,984)

Net loans	786,706	480,914	481,765	458,071
Premises and equipment, net	3,683	3,579	3,350	3,569
Deferred tax assets	13,982	6,188	6,234	6,217
Other real estate owned, net	3,112	3,112	3,344	3,344
Goodwill	12,292	6,155	6,155	6,155
Core deposit intangibles	1,830	892	961	995
Bank owned life insurance	14,414	2,703	2,650	2,624
Accrued interest receivable and other assets	20,939	12,095	12,280	11,271

Total Assets	$1,267,821	$908,127	$800,204	$791,694

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Non-interest bearing demand deposits	$525,879	$447,159	$381,492	$348,302
Interest bearing transaction accounts	105,585	88,733	64,057	54,262
Money market and savings deposits	379,364	209,992	194,369	216,061
Certificates of deposit	85,988	48,471	50,838	53,316

Total deposits	1,096,816	794,355	690,756	671,941
Securities sold under agreements to repurchase	23,578	29,392	26,187	37,476
Subordinated debentures	9,113	—	—	—
Accrued interest payable and other liabilities	14,763	2,130	2,417	1,945

Total Liabilities	1,144,270	825,877	719,360	711,362

SHAREHOLDERS’ EQUITY
Common stock	118,852	77,225	77,225	77,225
Additional paid-in capital	6,694	6,426	6,164	5,809
Accumulated deficit	(3,336)	(2,404)	(3,435)	(3,741)
Accumulated other comprehensive income	1,341	1,003	890	1,039

Total Shareholders’ Equity	123,551	82,250	80,844	80,332

Total Liabilities and Shareholders’ Equity	$1,267,821	$908,127	$800,204	$791,694

CU BANCORP

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	For the three months ended
	September 30, 2012	June 30, 2012	September 30, 2011
	Unaudited	Unaudited	Unaudited
Interest Income
Interest and fees on loans	$9,571	$6,357	$6,273
Interest on investment securities	620	603	753
Interest on interest bearing deposits in other financial institutions	209	201	169

Total Interest Income	10,400	7,161	7,195

Interest Expense
Interest on interest bearing transaction accounts	45	38	37
Interest on money market and savings deposits	338	132	193
Interest on certificates of deposit	83	40	52
Interest on securities sold under agreements to repurchase	24	26	30
Interest on subordinated debentures	136	—	—

Total Interest Expense	626	236	312

Net Interest Income	9,774	6,925	6,883
Provision for loan losses	521	380	—

Net Interest Income After Provision For Loan Losses	9,253	6,545	6,883

Non-Interest Income
Gain on sale of securities, net	—	—	6
Total other-than-temporary impairment losses, net	(30)	(30)	(19)
Deposit account service charge income	554	480	420
Other non-interest income	661	302	238

Total Non-Interest Income	1,185	752	645

Non-Interest Expense
Salaries and employee benefits	5,479	3,404	3,578
Stock compensation expense	272	221	356
Occupancy	974	799	784
Data processing	489	413	280
Legal and professional	490	145	289
FDIC deposit assessment	232	157	165
Merger related expense	2,517	190	8
OREO valuation write-downs and expenses	22	20	55
Office services expenses	361	248	242
Other operating expenses	987	673	716

Total Non-Interest Expense	11,823	6,270	6,473

Net Income (Loss) Before Provision for Income Tax	(1,385)	1,027	1,055
Provision for income tax expense (benefit)	(453)	502	454

Net Income (Loss)	$(932)	$525	$601

Earnings (Loss) Per Share
Basic earnings (loss) per share	$(0.10)	$0.08	$0.09
Diluted earnings (loss) per share	$(0.10)	$0.08	$0.09
Average shares outstanding	9,223,000	6,732,000	6,695,000
Diluted average shares outstanding	9,223,000	6,893,000	6,872,000

CU BANCORP

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	For the Nine Months Ended September 30,
	2012	2011
	Unaudited	Unaudited
Interest Income
Interest and fees on loans	$22,618	$18,617
Interest on investment securities	1,827	2,311
Interest on interest bearing deposits in other financial institutions	594	486

Total Interest Income	25,039	21,414

Interest Expense
Interest on interest bearing transaction accounts	123	119
Interest on money market and savings deposits	605	659
Interest on certificates of deposit	167	204
Interest on securities sold under agreements to repurchase	70	75
Interest on subordinated debentures	136	—
Interest on Federal Home Loan Bank borrowings – long term	—	5

Total Interest Expense	1,101	1,062

Net Interest Income	23,938	20,352
Provision for loan losses	901	661

Net Interest Income After Provision For Loan Losses	23,037	19,691

Non-Interest Income
Gain on sale of securities, net	—	219
Total other-than-temporary impairment losses, net	(90)	(134)
Deposit account service charge income	1,497	1,163
Other non-interest income	1,152	614

Total Non-Interest Income	2,559	1,862

Non-Interest Expense
Salaries and employee benefits	12,556	10,548
Stock compensation expense	758	1,116
Occupancy	2,525	2,334
Data processing	1,361	867
Legal and professional	875	727
FDIC deposit assessment	530	616
Merger related expense	2,855	222
OREO valuation write-downs and expenses	320	198
Office services expenses	836	720
Other operating expenses	2,382	2,078

Total Non-Interest Expense	24,998	19,426

Net Income Before Provision for Income Tax	598	2,127
Provision for income tax expense	499	966

Net Income	$99	$1,161

Earnings Per Share
Basic earnings per share	$0.01	$0.18
Diluted earnings per share	$0.01	$0.18
Average shares outstanding	7,556,000	6,381,000
Diluted average shares outstanding	7,650,000	6,575,000

CU BANCORP

CONSOLIDATED QUARTERLY AVERAGE BALANCE SHEETS

(Dollars in thousands)

	September 30, 2012	June 30, 2012	December 31, 2011	September 30, 2011
	Unaudited	Unaudited	Unaudited	Unaudited
Interest-Earning Assets:
Deposits in other financial institutions	$290,594	$262,055	$193,014	$195,199
Investment securities	118,015	103,638	105,232	116,063
Loans	680,545	459,699	467,007	445,653

Total interest-earning assets	1,089,154	825,392	765,253	756,915
Non-interest-earning assets	109,827	44,017	47,028	49,056

Total Assets	$1,198,981	$869,409	$812,281	$805,971

Interest-Bearing Liabilities:
Interest bearing transaction accounts	$92,324	$73,978	$59,318	$55,092
Money market and savings deposits	334,186	206,870	209,913	221,189
Certificates of deposit	77,943	48,940	52,527	54,387

Total Interest Bearing Deposits	504,453	329,788	321,758	330,668
Securities sold under agreements to repurchase	25,151	28,832	29,502	31,197
Subordinated debentures	6,080	—	—	—

Total interest bearing liabilities	535,684	358,620	351,260	361,865
Non-interest bearing demand deposits	504,315	426,989	378,259	362,447

Total funding sources	1,039,999	785,609	729,519	724,312
Non-interest-bearing liabilities	9,602	1,676	2,109	1,838
Shareholders’ Equity	149,380	82,124	80,653	79,821

Total Liabilities and Shareholders’ Equity	$1,198,981	$869,409	$812,281	$805,971

CU BANCORP

SUPPLEMENTAL DATA

(Dollars in thousands)

	September 30, 2012	June 30, 2012	December 31, 2011	September 30, 2011
	Unaudited	Unaudited	Unaudited	Unaudited
Capital Ratios Table:
Tier 1 leverage ratio	10.01%	8.57%	8.97%	8.99%
Tier 1 risk-based capital ratio	11.43%	11.98%	11.87%	12.11%
Total risk-based capital ratio	12.24%	13.20%	13.12%	13.33%

Asset Quality Table:
Loans originated by the Bank on non-accrual (excludes loans on non-accrual acquired thru acquisition)	$3,215	$3,411	$3,086	$1,909
Loans acquired thru acquisition that are on non-accrual (includes non-accrual loans held for sale)	7,181	2,342	3,064	3,460

Total loans on non-accrual (including non-accrual loans held for sale)	10,396	5,753	6,150	5,369
Other Real Estate Owned	3,112	3,112	3,344	3,344

Total non-accrual loans (including non-accrual loans held for sale), and Other Real Estate Owned	$13,508	$8,865	$9,494	$8,713

Net charge-offs/(recoveries) year to date	$590	$546	$(193)	$(463)

Loans on non-accrual as a % of total loans, including loans held for sale	1.31%	1.18%	1.26%	1.15%

Total non-accrual loans (including loans held for sale) and Other Real Estate Owned as a % of total assets	1.07%	0.98%	1.19%	1.10%

Allowance for loan losses as a % of total loans, excluding loans held for sale	0.98%	1.50%	1.53%	1.50%

Allowance for loan losses as a % of total loans (excluding loans acquired thru acquisition and related allowance)	1.61%	1.67%	1.75%	1.77%

Net year to date charge-offs/ (recoveries) as a % of average year to date loans	0.11%	0.12%	(0.04)%	(0.11)%

Allowance for loan losses as a % of non-accrual loans (excluding non-accrual loans acquired thru acquisition and related allowance)	242.8%	214.9%	242.9%	365.8%

Allowance for loan losses as a % of total non-accrual loans (including non-accrual loans held for sale)	0.75%	127.4%	121.9%	130.1%

CU BANCORP

TCE CALCULATION AND RECONCILIATION TO TOTAL SHAREHOLDERS’ EQUITY

(Dollars in thousands except per share data)

The Company utilizes the term Tangible Common Equity (TCE), a non-GAAP financial measure. CU Bancorp’s management believes TCE is useful because it is a measure utilized by both regulators and market analysts in evaluating a bank’s financial condition and capital strength. TCE represents common shareholders’ equity less goodwill and certain intangible assets. Other companies may calculate TCE in a manner different from CU Bancorp. A reconciliation of CU Bancorp’s total shareholders’ equity to TCE is provided in the table below for the periods indicated:

	September 30, 2012	June 30, 2012	December 31, 2011	September 30, 2011
	Unaudited	Unaudited	Audited	Unaudited
Tangible Common Equity Calculation
Total shareholders’ equity	$123,551	$82,250	$80,844	$80,332
Less: Goodwill & intangible assets	14,122	7,047	7,116	6,996

Tangible shareholders’ equity	$109,429	$75,203	$73,728	$73,336

Common shares issued and outstanding	10,761,000	6,930,000	6,950,000	6,950,000
Tangible book value per common share	$10.17	$10.85	$10.61	$10.55